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            EMPLOYMENT AGREEMENT


 THIS EMPLOYMENT AGREEMENT, dated March 3,
1998, is entered into by and between R.H. Phillips, Inc., a California corporation (the "Company"), and John Giguiere, an individual (the "Executive"), with respect to the following facts:

  The Company owns and operates a vineyard and winery in the Dunnigan Hills Area of Yolo
 County in California. The Executive currently serves as the Co-Chief Executive Officer and President of the Company. There is currently in place no agreement between the Executive and the Company to employ the Executive for any specific term nor is there any written agreement setting forth the terms and conditions under which the Executive is employed by the Company. The parties believe it is in their best interests to enter into such an agreement.

IN VIEW OF THE FOREGOING, the parties hereby agree as follows:

I. Agreement of Employment. The Company agrees to employ the Executive, and the Executive agrees to accept such employment, subject to the terms and conditions set forth below.

II. Duties. The Executive shall serve as the President and Co-Chief Executive Officer of the Company during the term set forth in Section 8 of this Agreement. The Executive shall be responsible for the administration and general supervision of the Company's business and shall perform those other duties of the President as set forth in the Bylaws of the Company. The Executive shall devote full time and effort to the performance of his duties and shall perform his duties in a capable and competent manner.

III.  Salary.

 A. Base Salary. The Company shall pay the Executive a base salary, payable semi-monthly or in such other installments as the Company generally pays its employees (the "Base
Salary") . The Base Salary shall equal $150,000 multiplied by a fraction, the numerator of which is the CPI (as defined below) as of January of the year the Base Salary is being paid and the denominator of which is the CPI as of January 1, 1997. The
Base Salary shall be adjusted on January 1 of each year during the Term to reflect changes in the CPI over the prior year. The foregoing notwithstanding, the Base Salary shall not be decreased to reflect any decline in the CPI. For the purposes of this Agreement, the "CPI" shall be the Consumer Price Index for Region IX of the United States as defined and calculated by the U.S. Bureau of Labor Statistics.

 B. Additional Payment. In addition to the Base Salary, the Executive shall receive an additional payment for services rendered to the Company in 1997. The amount of this payment shall equal the difference between $150,000 and (i) the total salary the Executive received during 1997 (but not including any bonus attributable to 1996 which was paid in 1997), plus
(ii) the total bonus
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paid to the Executive in 1998 which was attributable to
services rendered in 1997. The additional payment shall be paid in two equal installments, beginning on the date that the first installment of the Base Salary is to be paid.

IV. Reimbursement for Expenses. The parties understand that the Executive may incur substantial expenses in the performance of his duties. The Company shall promptly reimburse the Executive for expenses incurred by him in the performance of his duties under this Agreement, including but not limited to travel, lodging, entertainment and similar expenses, which are reasonable in view of the duties the Executive is responsible for performing. In addition, the Company shall provide the Executive with an automobile allowance as determined from time to time by the Board of Directors.

V. Vacation. The Executive shall be entitled to a paid vacation of four weeks per year. Accrual of vacation time, timing of vacations and other matters related to vacations shall be governed by the vacation policies of the Company.

VI. Other Benefits. The Executive shall be entitled to health insurance, disability insurance, life insurance, retirement and other benefits as are granted by the Company to its officers in general and such other benefits as the Board of Directors may provide. In addition, the Company acknowledges that it intends to obtain directors and officers liability insurance and that the Executive shall be entitled to coverage under that policy to the same extent as all other directors and officers.

VII. Stock Options. The Company shall grant to the Executive an option to purchase 75,000 shares of the Company's
Common Stock under the Company's 1995 Stock Option Plan
(the "Plan"). The parties have executed a certain Stock Option Agreement concurrently with this Agreement, and that Stock Option Agreement, and not this Agreement, shall govern the terms and conditions of that option.

VIII. Term. Unless the Executive's employment is earlier terminated by the Company, or the Executive resigns his employment for good cause, as provided elsewhere in this Agreement, the Executive shall serve as the Company's President and Co-Chief Executive Officer pursuant to and in accordance with this Agreement until December 31, 1999 (the "Term").

IX. Termination by Company for Cause. Section 8 notwithstanding, the Company may terminate the Executive's employment for cause at any time upon granting notice to the Executive. For the purposes of this Agreement, "cause" is defined as follows:

 A. Fraud perpetrated on the Company, theft or embezzlement of the Company's property or assets;

 B. Intentional misconduct or gross negligence by the Executive in the performance of his duties;
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 C.  Failure by the Executive to perform his duties under
this Agreement if such failure constitutes willful misconduct or gross negligence;

 D. The commission by the Executive of a misdemeanor involving dishonesty or a felony;

 E. A material breach of this Agreement by the Executive; or

  F.   The death or disability of the Executive.

 For the purposes of this Agreement, "disability" is defined as a physical or mental impairment which renders the Executive materially unable to perform his duties under this Agreement for a period of no less than 180 days. In the event of the Executive's disability, the Company shall provide uninterrupted health insurance benefits to the Executive for the duration of his disability, regardless of whether the Company terminates his employment pursuant to this Section 9.

X. Termination for Good Reason. Section 8 notwithstanding, the Executive may cease providing the services for the Company specified in this Agreement upon notice to the Company for good reason. For the purposes of this Agreement, "good reason" is defined as

 A. A material breach of the employment agreement by the Company; or

 b.. A material diminution in the duties assigned to the Executive by the Company or the assignment to the Executive of duties materially inconsistent with those set forth in this Agreement.

XI. Termination Other Than for Cause. Section 8 notwithstanding and in addition to its rights to terminate the Executive's employment for cause, the Company may terminate the Executive's employment in its sole discretion at any time other than for cause at any time upon granting 30 days notice to the Executive.

XII. Severance Payments. If during the Term the Company terminates the Executive's employment other than for cause or if the Executive terminates his employment for good reason, the Company shall continue to pay the Executive's Base Salary (including the annual increases thereof) and shall continue to provide health insurance benefits to the Executive for a period of two years following the effective date of termination.

XIII. Required Residence. In view of the responsibilities which the Executive is to perform, the Executive understands that it is vital he reside close to the Company's place of business. As a consequence, the Executive agrees to reside as a condition of his employment at the farm house located on the Company's property during the term of his employment, for the convenience of the Company, on a rent free basis. The
Company agrees to pay all taxes on and maintain the farm house for such period as the Executive resides there, and shall reimburse the Executive for all repairs which the Executive makes to the farm house. If the Executive's employment is terminated during the Term other than for cause or if the Executive resigns from his
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employment for good reason, the Executive will be allowed to remain at the farmhouse for a period of six months from the date of termination of employment and will be reimbursed for moving expenses, not to exceed $10,000, for relocating from the farmhouse.

XIV. Confidential Information. The Executive recognizes that he possesses and will continue to possess confidential information relating to the business of the Company. This confidential information includes, but is not limited to, customer and distribution lists, sales reports, financial data, improvements, discoveries, trade secrets and other proprietary information which relate to the Company's products, processes or business practices. Immediately upon the termination or expiration of his employment, the Executive shall return to the Company all records in his possession which contain such confidential information, including but not limited to written records or information recorded on computer disk or other electro-magnetic media, whether or not The Executive prepared such records. The Executive agrees that he will limit disclosure of confidential information to those with a need to know such information and only for the purpose of performing his duties under this Agreement.

XV.  Non-Competition.

 A. Definition. For the purposes of this Agreement, "Competitive Business Activity" shall mean: (i) acting or serving as a principal, agent, proprietor, officer, director, employee, consultant or advisor to any business (other than the Company) which operates, owns or invests in one or more vineyards or wineries; or (ii) owning or acquiring, directly or indirectly, shares, membership interests, limited partnership interests or other ownership interest of any business (other than the Company) which operates, owns or invests in one or more vineyards or wineries.

 B. No Competitive Business Activities. During such period as the Executive is employed by the Company pursuant to this Agreement and during such period as the Executive is receiving any severance payments, the Executive will not engage in any Competitive Business Activities. If the Executive engages in any Competitive Business Activity during such period as he is receiving severance payments, the Executive will relinquish all rights to any further severance payments. Nothing in this Section 15.b shall limit any remedy available to the Company for a breach of any provision of this Agreement.

 C. Passive Investments Permitted. The Executive shall not be deemed to be engaged in a Competitive Business Activity solely because he owns or acquires shares, membership interests or limited partnership interests of a business if : (i) those ownership interests are traded on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market; and (ii) the Executive, together with the Executive's spouse and immediate family members, owns no more than 1% of any class of equity security of that business and controls no more than 1% of the total voting power of that business.

XVI. Indemnification. The Company and the Executive are parties to an indemnification agreement which provides, among its other terms, that the Company will indemnify, defend and hold the
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Executive harmless for various actions performed by the
Executive on behalf of the Company in connection with the performance of his duties. Nothing in this Agreement shall amend or modify the rights and obligations of the parties pursuant to that indemnification agreement.

XVII.  Miscellaneous.

 A. With the exception of matters pertaining to the stock options described in Section 7 and the right of the Executive to indemnification as described in Section 16, this Agreement constitutes the entire understanding of the parties with respect to the subject matter described herein. With the exception of the stock option and indemnification agreements described in this Agreement, this Agreement supersedes in its entirety all prior and contemporaneous written and oral agreements with respect to that subject matter.

 B. This Agreement may not be modified or amended except through a written instrument signed by both parties. No right of any party under this Agreement will be deemed waived unless that waiver is in the form of a writing which has been signed by the party who has waived that right. The waiver of a right under this Agreement shall not constitute a waiver of any other right under this Agreement.

 C. All notices required or contemplated under this Agreement shall be in writing and delivered either personally or by certified mail, return receipt requested. Notices shall be sent to the addresses set forth below each party's signature or to such other address or addresses as the parties may advise each other in writing.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date written above.


R.H. PHILLIPS, INC.

//s// Michael J. Motroni     //s//John Giguiere
_________________________    _____________________
Michael J. Motroni,          John Giguiere
Chief Financial Officer

Address:                     Address:

26836 County Road 12A        26836 County Road 12A
Esparto, CA 95627            Esparto, CA   95627